Independent Auditors' Consent

The Board of Trustees

Calvert Tax-Free Reserves:

We consent to the use of our report dated February 14, 2003, incorporated herein by reference, for Calvert Tax-Free Reserves comprising the Money Market, Limited-Term, Long-Term, California Money Market and Vermont Municipal Portfolios as of December 31, 2002, and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Independent Auditors and Custodians" in the Statements of Additional Information in or made part of this Post-Effective Amendment No. 52 to the Registration Statement File No. 2-69565.

  /s/ KPMG LLP

Philadelphia, Pennsylvania

April 25, 2003